                                   EXHIBIT 12

                            STATE STREET CORPORATION

                       Ratio of Earnings to Fixed Charges

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
                           Nine Months
                              Ended           Year Ended December 31,
                          September 30, ---------------------------------------
(Dollars in millions)         1999       1998     1997     1996    1995   1994
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
(A) Excluding interest
 on deposits:
 Earnings:
  Income before income
   taxes................     $   567    $   661  $   568  $  453  $  370  $ 343
  Fixed charges.........         696        856      613     477     495    267
                             -------    -------  -------  ------  ------  -----
  Earnings as adjusted..     $ 1,263    $ 1,517  $ 1,181  $  930  $  865  $ 610
                             =======    =======  =======  ======  ======  =====
 Income before income
  taxes
  Pretax income from
   continuing operations
   as reported..........     $   562    $   656  $   564  $  447  $  366  $ 340
  Share of pretax income
   (loss) of 50% owned
   subsidiaries not
   included in above....           5          5        4       6       4      3
                             -------    -------  -------  ------  ------  -----
  Net income as
   adjusted.............     $   567    $   661  $   568  $  453  $  370  $ 343
                             =======    =======  =======  ======  ======  =====
 Fixed charges:
  Interest on other
   borrowings...........     $   636    $   770  $   548  $  452  $  482  $ 254
  Interest on long-term
   debt including
   amortization of debt
   issue costs..........          53         66       55      15       9      9
  Portion of rents
   representative of the
   interest factor in
   long term lease......           7         20       10      10       4      4
                             -------    -------  -------  ------  ------  -----
  Fixed charges.........     $   696    $   856  $   613  $  477  $  495  $ 267
                             =======    =======  =======  ======  ======  =====
 Ratio of earnings to
  fixed charges.........        1.81x      1.77x    1.93x   1.95x   1.75x  2.29x

(B) Including interest
 on deposits:
  Adjusted earnings from
   (A) above............     $ 1,263    $ 1,517  $ 1,181  $  930  $  865  $ 610
  Add interest on
   deposits.............         526        656      512     425     416    281
                             -------    -------  -------  ------  ------  -----
  Earnings as adjusted..     $ 1,789    $ 2,173  $ 1,693  $1,355  $1,281  $ 891
                             =======    =======  =======  ======  ======  =====
 Fixed charges:
  Fixed charges from (A)
   above................     $   696    $   856  $   613  $  477  $  495  $ 267
  Interest on deposits..         526        656      512     425     416    281
                             -------    -------  -------  ------  ------  -----
  Adjusted fixed
   charges..............     $ 1,222    $ 1,512  $ 1,125  $  902  $  911  $ 548
                             =======    =======  =======  ======  ======  =====
 Adjusted earnings to
  adjusted fixed
  charges...............        1.46x      1.44x    1.50x   1.50x   1.41x  1.63x
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